VIRTUS ETF TRUST II 485BPOS

Exhibit 99(m)(2)

VIRTUS ETF TRUST II

(the “Trust”)

AMENDMENT TO AMENDED AND

RESTATED DISTRIBUTION AND SERVICE PLAN

THIS AMENDMENT made effective as of the 7th day of October, 2024, amends that certain Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, unanimously adopted by the Board of Trustees of the Trust, including a majority of the Independent Trustees, at a meeting held on November 7, 2019, by and for the Trust (as may be amended from time to time, the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Trust wishes to amend Exhibit A of the Plan to reflect the addition of a new series of the Trust which has been approved as a party to the Plan and to otherwise update the exhibit.

NOW, THEREFORE, in consideration of the foregoing premises, the Trust hereby agrees that the Plan is amended as follows:

1.          Exhibit A to the Plan is hereby replaced with Exhibit A attached hereto and made a part hereof.

2.          Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

EXHIBIT A

Virtus ETF Trust II - 12b-1 Plans

(As of October 7, 2024)

Virtus AlphaSimplex Managed Futures ETF

Virtus Duff & Phelps Clean Energy ETF

Virtus KAR Mid-Cap ETF

Virtus Newfleet ABS/MBS ETF

Virtus Newfleet Short Duration Core Plus Bond ETF

Virtus Seix Senior Loan ETF

Virtus Stone Harbor Emerging Markets High Yield Bond ETF

Virtus Terranova U.S. Quality Momentum ETF